Exhibit 99.1

Surgery Partners to Acquire National Surgical Healthcare from Irving Place Capital

Combination creates leading independent surgery company with strong musculoskeletal programs

Transaction expected to be accretive in 2018

Bain Capital Private Equity acquiring H.I.G. Capital’s stake in Surgery Partners and providing capital for the acquisition

NASHVILLE, Tenn. – May 10, 2017 – Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners”), a leading healthcare services company, and National Surgical Healthcare (“NSH”), an owner and operator of surgical facilities in partnership with local physicians, today announced that they have entered into a definitive merger agreement under which Surgery Partners will acquire NSH from Irving Place Capital for approximately $760 million. Funding for Surgery Partners’ acquisition of NSH will be provided in part by Bain Capital Private Equity, a leading global private investment firm, who as part of the transaction is injecting capital in exchange for a preferred security in the Company. In conjunction with this transaction, Bain Capital Private Equity will acquire H.I.G. Capital’s existing equity stake in Surgery Partners.

The transaction builds upon each company’s physician-centric services model. It combines two best in class organizations, creating a diversified inpatient and outpatient surgical provider with a portfolio of 125 surgical facilities, 58 physician practice locations and complementary ancillary services. The combined business will be one of the leading independent surgical facilities operators in the country, with a strong presence in musculoskeletal programs, including orthopedics, pain and spine. The combined company will operate facilities in 32 states with a network of over 5,000 physicians, creating an attractive, diversified surgical provider that is well-positioned to be the partner of choice for physicians and a valued provider for patients and payors.

“We are very excited about the acquisition of National Surgical Healthcare and welcome our new partnership with Bain Capital Private Equity,” said Mike Doyle, Chief Executive Officer of Surgery Partners. “I would like to welcome the NSH team and physicians. This transaction strengthens our market position and will provide new opportunities to introduce ancillary services to our expanded network of surgical facilities. NSH and Surgery Partners share a commitment to high quality, cost effective healthcare services. We are optimistic that this combination will promote physician recruitment and new service line expansion while generating solid growth, and we expect this transaction to be accretive in 2018. We are thankful to have had the opportunity to grow the Company with H.I.G. Capital over the past seven years, and thank the entire H.I.G. team for their support of our Company and management team along the way.”

“This transaction fits well with our efforts to deliver strong clinical outcomes and high quality patient care,” said David Crane, Chairman and Chief Executive Officer of NSH. “Together we believe our physician-centric model will continue to draw interest and deliver on its goals of providing quality surgical services and superior facilities for patients, physicians and payors. We are very appreciative of the support and partnership that NSH has enjoyed from and with Irving Place Capital during their ownership of the company. We also appreciate Bain Capital Private Equity’s investment with the new combined company and look forward to the next chapter for NSH with Surgery Partners.”

John Howard, Co-Managing Partner of IPC, said, “We have truly enjoyed working with David and his talented team as they have successfully executed on their strategy of building a leading operator in the surgical facility space. We are incredibly grateful for all of the hard work the team has put in during our ownership period and we wish them continued success.”

“Surgery Partners and National Surgical Healthcare have both demonstrated their ability to partner with physicians to deliver great clinical outcomes for patients. The combined company will create the market-leading platform for high-quality, cost-efficient surgical care.” said Devin O’Reilly, a Managing Director of Bain Capital Private Equity.

“Both companies have an impressive track record of growth – we look forward to continuing to support management and our partner physicians in the expansion of the platform,” added Chris Gordon, a Managing Director of Bain Capital Private Equity.

Bain Capital Private Equity is a long-term investor and has a history of successful investments across a broad range of healthcare sectors including service providers, facilities, life sciences, devices, and distribution. The firm’s experience owning industry leading facilities-based healthcare businesses includes HCA Healthcare, Acadia Healthcare, Air Medical and Grupo Notre Dame Intermedica, among others.

The transaction is expected to close during 2017 and remains subject to the receipt of required regulatory approvals and the satisfaction of other customary closing conditions.

Jefferies LLC is serving as the exclusive financial advisor and is providing committed financing for the transaction, Ropes & Gray LLP is serving as legal counsel, and PwC LLP is acting as accounting advisor to Surgery Partners and Bain Capital Private Equity. Kirkland & Ellis is acting as counsel to Bain Capital Private Equity. J.P. Morgan Securities LLC is acting as financial advisor to NSH, and Weil, Gotshal & Manges LLP as its legal advisor.

About Surgery Partners

Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 150 locations in 29 states, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

About National Surgical Healthcare

NSH is an innovative healthcare partner that empowers physicians to thrive in a changing marketplace. NSH owns and operates 21 surgical facilities, specializing in orthopedic surgery, spine and back, pain management, and neurosurgery. For information about NSH, visit the company’s website at www.nshinc.com.

About Bain Capital Private Equity

Bain Capital Private Equity (www.baincapitalprivateequity.com) has partnered closely with management teams to provide the strategic resources that build great companies and help them thrive since our founding in 1984. Our team of more than 220 investment professionals creates value for our portfolio companies through our global platform and depth of expertise in key vertical industries, including industrials, consumer/retail, financial and business services, healthcare, and technology, media and telecommunications. In addition to private equity, Bain Capital invests across asset classes including credit, public equity and venture capital, and leverages the firm’s shared platform to capture opportunities in strategic areas of focus.

About Irving Place Capital

Since its founding in 1997, Irving Place Capital has invested in over 60 portfolio companies, primarily in the industrial, packaging, consumer and retail industries. The firm focuses on making control or entrepreneur-driven investments where it can apply its substantial operating and strategic resources and expertise to enhance value. Irving Place Capital has successfully executed a broad range of transactions, including buyouts, recapitalizations, build-ups, corporate divestitures, take-privates and distressed-to-control situations. Irving Place Capital generally seeks to invest in companies headquartered in North America or Western Europe. More information about Irving Place Capital is available at www.irvingplacecapital.com.

Contacts:

Surgery Partners, Inc.

Teresa Sparks, Chief Financial Officer

(615) 234-8940

IR@surgerypartners.com

For National Surgical Healthcare

Bryan S. Fisher, President and Chief Operating Officer

(312) 627-8427

bfisher@nshinc.com

For Bain Capital Private Equity

Alex Stanton/Charlyn Lusk

Stanton

(212) 780-0701 / (646) 502-3549

astanton@stantonprm.com / clusk@stantonprm.com

For Irving Place Capital

Alex Yankus

Brunswick Group

(212) 333-3810

ayankus@brunswickgroup.com